BOARD OF DIRECTORS
                                        of
                         EMERGING MARKETS GROWTH FUND, INC.
                                   CODE OF ETHICS
                              As Amended June 17, 1996
  RESOLVED, that this Corporation, in recognition of the fact that all of its officers and access persons with the exception of non-affiliated Directors, are covered by the Code of Conduct adopted by the Capital Group Companies, does hereby adopt the Personal Securities Transactions Policy portion of the Code as covering and being applicable to the Corporation's officers and covered access persons. Any action by an officer or covered access person which is in conflict with that policy is to be reported as provided in the Code; and
  FURTHER RESOLVED, that this Corporation, having considered the access of the non-affiliated Directors to the investment research and management activities of the Adviser with respect to the operations of this Corporation does hereby adopt the following Code of Ethics as appropriate to cover its non-affiliated Directors and all other access persons to the extent that they are not covered by the Capital Group policy:
 1. No Director shall so use his or her position or the knowledge gained therefrom as to create a conflict between his or her personal interest and that of the Corporation. No Director shall seek or accept gifts, favors, preferential treatment, or valuable consideration of any kind offered because of his or her association with the Corporation.
 2. Each non-affiliated Director shall report to the Secretary of the Corporation not later than ten (10) days after the end of each calendar quarter any transaction in securities which such Director has effected during the quarter which the Director then knows to have been effected within fifteen (15) days before or after a date on which the Corporation purchased or sold, or considered the purchase or sale of, the same security.
 3. For purposes of this Code of Ethics, transactions involving United States Government securities as defined in the Investment Company Act of 1940, bankers' acceptances, bank certificates of deposit, commercial paper, or shares of registered open-end investment companies are exempt from reporting as are non-volitional transactions such as dividend reimbursement programs and transactions over which the Director exercises no control.
  FURTHER RESOLVED, that the officers of the Corporation shall take such action and institute such procedures as they deem appropriate to implement the reporting and recordkeeping requirements of the foregoing resolutions and said rule 17j-1; and
  FURTHER RESOLVED, that inadvertent failure to comply with these policies or the commission of non-abusive transactions shall not give rise to a presumption of any wrongdoing on the part of covered persons.


CODE OF CONDUCT

All of us within the Capital organization are responsible for maintaining the very highest ethical standards when conducting business. In keeping with these standards, we must never allow our own interests to be placed ahead of our shareholders' and clients' interests.
Over the years we have earned a reputation for the highest integrity. Regardless of lesser standards that may be followed through business or community custom, we must observe exemplary standards of honesty and integrity.

REPORTING VIOLATIONS

If you know of any violation of our Code of Conduct, you have a responsibility to report it. Deviations from controls or procedures that safeguard the company, including the assets of shareholders and clients, should also be reported.

You can report confidentially to:

- Your manager or department head
- CGC Audit Committee:
  Wally Stern  --  CHAIRMAN
  Donnalisa Barnum
  David Beevers
  Jim Brown
  Larry P. Clemmensen
  Roberta Conroy
  Bill Hurt  -- (emeritus)
  Sonny Kamm
  Mike Kerr
  Victor Kohn
  John McLaughlin
  Don O'Neil
  Tom Rowland
  John Smet
  Antonio Vegezzi
  Shaw Wagener
  Kelly Webb
- Mike Downer or any other lawyer in the CGC Legal Group
- Don Wolfe of Deloitte & Touche LLP (CGC's auditors).

CGC GIFTS POLICY -- CONFLICTS OF INTEREST

A conflict of interest occurs when the private interests of associates interfere or could potentially interfere with their responsibilities at work. Associates must not place themselves or the company in a position of actual or potential conflict. Associates may not accept gifts worth more than $100, excessive business entertainment, loans, or anything else involving personal gain from those who conduct business with the company. In addition, a business entertainment event exceeding $200 in value should not be accepted unless the associate receives permission from the Gifts Policy Committee.

REPORTING -- Although the limitations on accepting gifts applies to ALL associates as described above, some associates will be asked to fill out quarterly reports. If you receive a reporting form, you must report any gift exceeding $50 (although it is recommended that you report ALL gifts received) and business entertainment in which an event exceeds $75.

GIFTS POLICY COMMITTEE

The Gifts Policy Committee oversees administration of and compliance with the Policy.

INSIDER TRADING

Antifraud provisions of the federal securities laws generally prohibit persons while in possession of material nonpublic information from trading on or communicating the information to others. Sanctions for violations can include civil injunctions, permanent bars from the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines and jail sentences.

While investment research analysts are most likely to come in contact with material nonpublic information, the rules (and sanctions) in this area apply to all CGC associates and extend to activities both within and outside each associate's duties.

PERSONAL INVESTING POLICY

As an associate of the Capital Group companies, you may have access to confidential information. This places you in a position of special trust.
You are associated with a group of companies that is responsible for the management of many billions of dollars belonging to mutual fund shareholders and other clients. The law, ethics and our own policy place a heavy burden on all of us to ensure that the highest standards of honesty and integrity are maintained at all times.

There are several rules that must be followed to avoid possible conflicts of interest in personal securities transactions.

ALL ASSOCIATES

Information regarding proposed or partially completed plans by CGC companies to buy or sell specific securities must not be divulged to outsiders.
Favors or preferential treatment from stockbrokers may not be accepted. Associates may not subscribe to any initial public offering or any other securities offering that is subject to allocation (so-called "hot issues"). Generally, this prohibition applies to spouses of associates and any family member residing in the same household. However, an associate may request that the Personal Investing Policy Committee consider granting an exception. PLEASE NOTE THAT ANY INVESTMENTS IN PRIVATE PLACEMENTS THAT ARE NOT PROHIBITED AS DESCRIBED ABOVE MUST BE PRE-CLEARED.

COVERED PERSONS

Associates who have access to investment information in connection with their regular duties are generally considered "covered persons." If you receive a quarterly personal securities transactions report form, you are a covered person. A DETAILED DESCRIPTION OF THE PERSONAL INVESTING POLICY CAN BE FOUND AT THE CGC WEB HOME PAGE. You should take the time to review this policy as ongoing interpretations of the policy will be explained therein.
Covered persons must conduct their personal securities transactions in such a way that they do not conflict with the interests of the funds and client accounts. This policy also includes securities transactions of family members living in the covered person's household and any trust or custodianship for which the associate is trustee or custodian. A conflict may occur if you, a family member in the same household, a trust or custodianship for which you are trustee or custodian have a transaction in a security when the funds or client accounts are considering or concluding a transaction in the same security. Additional rules apply to "investment personnel" including portfolio counselors/managers, research analysts, traders, and investment administration personnel (see below).

PRE-CLEARANCE OF SECURITIES TRANSACTIONS

Before buying or selling securities, covered persons should find out if the purchase or sale of a particular security would involve a conflict of interest. This involves checking with the CGC Legal Group based in LAO by calling (phone number). (You will generally receive a response within one business day.) Unless a shorter period is specified, clearance is good for two trading days (including the day you check). If you have not executed your transaction within this period, you must again pre-clear your transaction.

Covered persons must PROMPTLY submit quarterly reports of certain transactions. Transactions of securities (including fixed-income securities) or options (see below) must be pre-cleared as described above and reported except for: gifts or bequests of securities (although receipt of securities as a gift must be reported and pre-clearance and reporting are required if these securities are later sold); open-end investment companies (mutual funds); shares of CGC stock; money market instruments with maturities of one year or less; direct obligations of the U.S. Government, bankers' acceptances, CDs or other commercial paper; commodities; and options or futures on broad-based indices. Covered persons must also report transactions made by family members in their household and by those for which they are a trustee or custodian. Reporting forms will be supplied at the appropriate times AND MUST BE SUBMITTED BY THE DATE INDICATED ON THE FORM.

In addition, the following transactions must be reported but need not have been pre-cleared: transactions in debt instruments rated "A" or above by at least one national rating service; sales pursuant to tender offers; and dividend reinvestment plan purchases (provided the purchase pursuant to such plan is made with dividend proceeds only).

PERSONAL INVESTING SHOULD BE VIEWED AS A PRIVILEGE, NOT A RIGHT. AS SUCH, LIMITATIONS MAY BE PLACED ON THE NUMBER OF PRE-CLEARANCES AND/OR TRANSACTIONS AS DEEMED APPROPRIATE BY THE PERSONAL INVESTING COMMITTEE.

BROKERAGE ACCOUNTS

Covered persons should inform their stockbrokers that they are employed by an investment adviser, trust company or affiliate of either. The broker is subject to certain rules designed to prevent favoritism toward such accounts. Associates may not accept negotiated commission rates which they believe may be more favorable than the broker grants to accounts with similar characteristics. In addition, covered persons must direct their brokers to send duplicate confirmations and copies of all periodic statements on a timely basis to The Legal Group of The Capital Group Companies, Inc.,(special post office box address). ALL DOCUMENTS RECEIVED IN THIS POST OFFICE BOX ARE KEPT STRICTLY CONFIDENTIAL.

[If extraneous information is included on an associate's statements (E.G., checking account information or other information that is not subject to the policy), the associate might want to establish a separate account solely for transactions subject to the policy.]

ANNUAL DISCLOSURE OF PERSONAL SECURITIES HOLDINGS

Covered persons will be required to disclose all personal securities holdings upon commencement of employment (or upon becoming a covered person) and thereafter on an annual basis. Reporting forms will be supplied for this purpose.

ANNUAL RE-CERTIFICATION

All access persons will be required to certify annually that they have read and understood the Personal Investing Policy and recognize that they are subject thereto.

ADDITIONAL RULES FOR INVESTMENT PERSONNEL

 DISCLOSURE OF OWNERSHIP OF RECOMMENDED SECURITIES -- Ownership of securities that are held professionally as well as personally will be reviewed on a periodic basis by the Legal Group and may also be reviewed by the applicable Management Committee and/or Investment Committee or Subcommittee. In addition, to the extent that disclosure has not already been made by the Legal Group to the applicable Management Committee and/or Investment Committee or Subcommittee, any associate who is in a position to recommend the purchase or sale of securities by the fund or client accounts that s/he personally owns should FIRST disclose such ownership either in writing (in a company write-up) or orally (when discussing the company at investment meetings) prior to making a recommendation.

BLACKOUT PERIOD -- Portfolio counselors/managers and research analysts may not buy or sell a security within at least seven calendar days before and after A

FUND OR CLIENT ACCOUNT THAT HIS OR HER COMPANY MANAGES transacts in that security. Profits resulting from transactions occurring within this time period are subject to special review and may be subject to disgorgement.

BAN ON SHORT-TERM TRADING PROFITS -- Investment personnel are prohibited from profiting from the purchase and sale or sale and purchase of the same (or equivalent) securities within 60 days. THIS RESTRICTION APPLIES TO THE PURCHASE OF AN OPTION AND THE EXERCISE OF THE OPTION WITHIN 60 DAYS.

SERVICE AS A DIRECTOR -- Investment personnel must obtain prior authorization of the investment committee of the appropriate management company BEFORE SERVING ON THE BOARD OF DIRECTORS OF PUBLICLY TRADED COMPANIES. This can be arranged by calling the LAO Legal Group.

PERSONAL INVESTING POLICY COMMITTEE

Any questions or hardships that result from these policies or requests for exceptions should be referred to CGC's Personal Investing Policy Committee by calling the LAO Legal Group.

/1/ Note that this disclosure requirement is consistent with both AIMR standards as well as the ICI Advisory Group Guidelines.